Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:
April 19, 2006	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces First Quarter Results

    LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported earnings for the quarter ended March 31, 2006. Net income increased $141,000 or 18.38% for the first quarter of 2006, from $767,000 for the first quarter of 2005 to $908,000 for the first quarter of 2006, resulting in diluted earnings per share of $0.59. Net interest income increased $244,000 or 8.48% over the same period. LSB Financial Corp. President and CEO Randolph F. Williams stated, “I am extremely pleased with our first quarter results. Despite pressure on the net interest margin due to a flattened yield curve and increased competition for loans, our team has done an outstanding job growing earnings. We continue to attract new customers who value the personalized, tailor-made solutions that are provided by Lafayette Savings Bank. The annualized 10.90% return on equity for the first three months of the year ranks us among the top thrifts in Indiana.”

    “We continue, however, to have concerns about our local economy. The Indiana Department of Workforce Development unemployment rate for Tippecanoe County increased from 4.4% in January to 4.8% in February, although the announcement that Toyota intends to build 100,000 Camrys per year in Lafayette starting in 2007 should help the local economic recovery. Our non-performing loans decreased from $8.6 million at December 31, 2005 to $7.1 million at March 31, 2006 as we were able to get possession of $1.6 million in foreclosed properties and move them to Real Estate Owned where we may begin to dispose of them. Over 99% of our non-performing loans are collateralized by real estate property.”

   Mr. Williams stated, “We believe that Lafayette Savings Bank’s 137 year presence in Greater Lafayette, its knowledge of the community and its commitment to providing excellent service to its customers will serve us well in providing a consistent return to our shareholders.”

    The closing market price of LSB stock on April 18, 2006, was $28.24 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Three months ended March 31, 2006	Year ended December 31, 2005

Cash and due from banks	$1,398	$1,697
Short-term investments	9,851	7,687
Securities available-for-sale	12,015	11,611
Loans held for sale	---	---
Net portfolio loans	326,306	330,971
Allowance for loan losses	2,725	2,852
Premises and equipment, net	6,767	6,813
Federal Home Loan Bank stock, at cost	4,197	4,197
Bank owned life insurance	2,737	2,715
Other assets	8,499	6,973
Total assets	371,770	372,664

Deposits	272,013	265,993
Advances from Federal Home Loan Bank	64,533	72,033
Other liabilities	1,914	1,817

Shareholders’ equity	33,310	32,821
Book value per share	$21.72	$21.32
Equity / assets	8.96%	8.81%
Total shares outstanding	1,539,806	1,547,806

Asset quality data:
Non-accruing loans	$6,759	$8,432
Loans past due 90 days still on accrual	293	127
Other real estate / assets owned	3,623	2,004
Total non-performing assets	10,675	10,563
Non-performing loans / total loans	2.14%	2.56%
Non-performing assets / total assets	2.87%	2.83%
Allowance for loan losses / non-performing loans	38.64%	33.32%
Allowance for loan losses / non-performing assets	25.53%	27.00%
Allowance for loan losses / total loans	0.83%	0.85%
Loans charged off (quarter-to-date and year-to-date, respectively)	$304	$492
Recoveries on loans previously charged off	28	49
	Three months ended March 31,
Selected operating data:	2006	2005
Total interest income	$5,786	$5,122
Total interest expense	2,665	2,245
Net interest income	3,121	2,877
Provision for loan losses	150	175
Net interest income after provision for loan losses	2,971	2,702
Non-interest income:
Deposit account service charges	424	206
Gain on sale of mortgage loans	51	65
Gain on sale of securities	0	0
Other non-interest income	187	213
Total non-interest income	662	484
Non-interest expense:
Salaries and benefits	1,287	1,191
Occupancy and equipment, net	290	276
Computer service	98	99
Advertising	58	41
Other	483	436
Total non-interest expense	2,216	2,043
Income before income taxes	1,417	1,143
Income tax expense	509	376
Net income	908	767

Weighted average number of diluted shares	1,551,989	1,530,053
Diluted earnings per share	$0.59	$0.50

Return on average equity	10.90%	9.95%
Return on average assets	0.97%	0.85%
Average earning assets	$354,734	$345,010
Net interest margin	3.52%	3.34%
Efficiency ratio	61.00%	64.12%